Exhibit 99.1

November 26, 2012

Robert Lento Assumes CEO Responsibilities at Limelight

Leader in Digital Presence Management Taps Experienced Senior Industry Executive with Strong History of Successful Execution

PHOENIX, November 26, 2012 (GLOBE NEWSWIRE) — Limelight Networks (Nasdaq:LLNW), a leader in Digital Presence Management, today announced the appointment of Robert Lento as interim chief executive officer (CEO), effective immediately. As previously reported, Jeff Lunsford, will continue in his role as Chairman of the company’s board of directors and assist with the transition.

“I am impressed with Limelight’s solutions, both in content delivery networking, and our rapidly expanding cloud-based SaaS services. I am convinced these offerings uniquely address a large and growing market need as customers increasingly depend on the web for their businesses,” stated Lento. “Limelight benefits from an array of core strengths, and I look forward to working with the Limelight team, and our great customers and partners to accelerate plans that will drive Limelight’s growth and profitability.”

Mr. Lento brings over thirty years of industry knowledge and leadership experience to Limelight Networks. Prior to joining Limelight, Lento spent 14 years at Convergys, serving a decade as the senior sales executive. During the last four years, as president of the company’s information management division, he led a turnaround creating a highly profitable and growing business, which NEC acquired in May 2012. Earlier, Lento served as president of LAN systems for Donnelly Enterprise Solutions, where he grew both top line revenue and profitability. Previously he served in executive roles at Entex Information Services, Decision Resources, and Future Information Systems. Mr. Lento holds a BS in Management from the State University of New York.

Additionally, with David Hatfield, executive vice president, global sales and consulting, leaving the company at the end of the year to pursue personal interests, the global sales and consulting organization will report directly to Mr. Lento, pending selection of a successor to Mr. Hatfield.

About Limelight Networks

Limelight Networks, Inc. (NASDAQ:LLNW) is a global leader in Digital Presence Management. Limelight’s Orchestrate Digital Presence Platform is an integrated suite of cloud-based Software as a Service (SaaS) applications, which allows organizations to optimize all aspects of their online digital presence across web, mobile, social, and large screen channels. Orchestrate leverages Limelight’s scalable, high-performance global network to offer advanced features for: web content management; website personalization; content targeting; online video publishing; mobile enablement and monetization; content delivery; transcoding; and cloud storage – combined with social media integration and powerful analytics. Limelight’s team of digital presence experts helps organizations streamline processes and optimize business results across all customer interaction channels to deliver exceptional multi-screen experiences, improve brand awareness, drive revenue, and enhance their customer relationships – all while reducing costs. For more information, please visit www.limelight.com.

Contact:	Gillian Reckler

       602-753-6965

       ir@llnw.com

                Amber Winans

       510-984-1526

       limelight@bhavacom.com